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Exhibit 3.2

CERTIFICATE OF MERGER

OF

DIGITAL INSTRUMENTS, INC.
(a California corporation)

INTO

VEECO INSTRUMENTS INC.
(a Delaware corporation

    The undersigned corporation hereby certifies as follows:

    1. The names of the constituent corporations are Veeco Instruments Inc., a Delaware corporation ("Veeco"), and Digital Instruments, Inc., a California corporation (the "Company"). The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value.

    2. The Agreement and Plan of Merger (the "Agreement and Plan of Merger") among Veeco and the Company's securityholders has been approved, adopted, certified, executed and acknowledged by Veeco and the Company in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

    3. The name of the surviving corporation (the "Surviving Corporation") is Veeco Instruments Inc., a Delaware corporation.

    4. The Restated Certificate of Incorporation of Veeco immediately preceding the merger shall constitute the Restated Certificate of Incorporation of the Surviving Corporation.

    5. The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation located at Terminal Drive, Plainview, New York, 11803. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, without cost, to any stockholder of the Company who sends a written request therefore to the Surviving Corporation at its address set forth in the preceding sentence.

Dated: May 29, 1998                           VEECO INSTRUMENTS INC.

By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President— Chief Financial Officer

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CERTIFICATE OF MERGER OF DIGITAL INSTRUMENTS, INC. (a California corporation) INTO VEECO INSTRUMENTS INC. (a Delaware corporation